EXHIBIT 99.1

News Release

	Contact:	Pete Stoddart
Ceridian
952-853-4278

L. White Matthews, III Joins the Board of Ceridian Corporation

MINNEAPOLIS, July 6, 2005—Ceridian Corporation (NYSE: CEN) announced today that L. White Matthews, III joined the board as a director on July 1, 2005.

Mr. Matthews was previously executive vice president and chief financial officer and a member of the board of directors of St. Paul, Minn.,-based Ecolab Inc., the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the world’s hospitality, institutional and industrial markets. Prior to joining Ecolab, he was the executive vice president-finance of one of America’s leading transportation companies, Union Pacific Corporation and was a member of Union Pacific’s board of directors. Mr. Matthews currently serves as a director of publicly held Computer Horizons Corp. of Mountain Lakes, N.J., an enterprise computer solutions company; Imation Corp of Oakdale, Minn., a data storage company; and Matrixx Initiatives, Inc. of Phoenix, Ariz., a pharmaceuticals corporation.

Ceridian Corporation www.ceridian.com is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing company in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.